Exhibit 99.1

STAG INDUSTRIAL, INC. ANNOUNCES AGREEMENT IN PRINCIPLE FOR

$200 MILLION OF PRIVATE UNSECURED NOTES

Boston, MA — November 24, 2014 - STAG Industrial, Inc. (the “Company”) (NYSE:STAG) announced today an agreement in principle for the pricing of a $200 million private placement of senior unsecured notes, consisting of $100 million with a 10-year term and $100 million with a 12-year term, to be issued by the Company’s operating partnership. The Company expects all $100 million of 10-year notes, bearing interest at a fixed annual rate of 4.32%, to be issued on or around February 20, 2015.  The Company expects $80 million of 12-year notes, bearing interest at a fixed annual rate of 4.42%, to be issued on or around December 30, 2014, and the remaining $20 million of 12-year notes, bearing interest at the same rate, to be issued on or around February 20, 2015. The placement of the notes is subject to the negotiation and execution of loan documents, as well as customary closing conditions. There can be no assurances that any of these conditions will be satisfied or that the placement will occur on the terms described herein, or at all.

The notes have not been and will not be registered under the Securities Act of 1933 or the securities laws of any state or other jurisdiction and may not be offered or sold in the United States or any other jurisdiction absent registration or an exemption from the registration requirements of the Securities Act of 1933 and the applicable securities laws of any state or other jurisdiction.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “should,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about the issuance and terms of the notes. You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the risk of failure to negotiate successfully and execute loan agreements for the notes and the risk factors discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2013, as updated by the Company’s quarterly reports on Form 10-Q.  Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Source: STAG Industrial, Inc.